Exhibit 99.1

INSTRUCTIONS AS TO USE OF

FG FINANCIAL GROUP, INC.

SUBSCRIPTION RIGHTS CERTIFICATES

Please consult Alliance Advisors, LLC, the information agent, for the Rights Offering,

or your bank or broker with any questions.

The following instructions relate to a rights offering (the “Rights Offering”) by FG Financial Group, Inc., a Delaware corporation (the “Company”), to the holders of record of shares of its common stock, $0.001 par value per share (the “Common Stock”), as described in the Company’s Prospectus, dated October 28, 2021 (the “Prospectus”). Holders of record of shares of Common Stock as of 5:00 p.m., Eastern Time, on October 25, 2021 (the “Record Date”), will receive, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $4.00 per share (the “Subscription Price”). Each holder will receive one Subscription Right for each share of Common Stock owned of record on the Record Date (each, a “Basic Subscription Right”). Each Subscription Right entitles the holder thereof to subscribe for and purchase 0.15 of a share of Common Stock, at the Subscription Price per whole share. Holders who fully exercise their Basic Subscription Rights will be entitled to exercise an over-subscription privilege to subscribe for and purchase, at the Subscription Price, additional shares that remain unsubscribed as a result of unexercised Basic Subscription Rights (the “Over-Subscription Privilege”), subject to proration limitations.

Vstock Transfer, LLC is acting as subscription agent for the Rights Offering (the “Subscription Agent”).

The Subscription Rights will expire at 5:00 p.m., Eastern Time, on November 29, 2021, unless such time is extended by the Company as described in the Prospectus (such date and time, as the same may be extended, the “Expiration Date”).

The Company will not issue fractional shares in the Rights Offering. The Company will only distribute Subscription Rights to acquire whole shares, rounded down to the nearest whole number of shares of Common Stock underlying the Subscription Rights. Any excess subscription payments received by the Subscription Agent will be returned promptly following the expiration of the Rights Offering, without interest or deduction. The Subscription Rights will be evidenced by non-transferable subscription rights certificates (“Subscription Rights Certificates”). The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate . You should indicate your wishes with regard to the exercise of your Subscription Rights, including the exercise of your Basic Subscription Right and Over-Subscription Privilege, if any, by completing the appropriate section on the back of your Subscription Rights Certificate and returning the Subscription Rights Certificate with your payment to the Subscription Agent in the envelope provided, or, if you hold your Common Stock in the name of a broker, dealer, bank or other nominee, by instructing your broker, bank or other nominee to do so on your behalf.

You are required to submit payment in full for all the shares you wish to buy with your Basic Subscription Rights and Over-Subscription Privilege. If an insufficient number of shares is available to fully satisfy all Over-Subscription Privilege requests, the available shares will be distributed proportionately among the Subscription Rights holders who exercise their Over-Subscription Privilege based on the number of shares each Subscription Rights holder has subscribed for under the Basic Subscription Right. To the extent you exercise your Over-Subscription Privilege for a number of shares that exceeds the number of unsubscribed shares available to you, any excess subscription payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or deduction.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate and any other required document, with full payment of the aggregate Subscription Price, including final clearance of any checks, before 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Subscription Rights, you may not cancel, revoke or otherwise amend the exercise of your Subscription Rights. Any Subscription Rights that are not exercised prior to the Expiration Date will be void, of no value and will cease to be exercisable for shares, and you will have no further rights under them.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE(S) AND FULL SUBSCRIPTION PAYMENT FOR EACH SUBSCRIPTION RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL NUMBER OF SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.

ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE CANCELED, REVOKED OR OTHERWISE AMENDED.

SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE. IF YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER, DEALER, BANK OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER, DEALER, BANK OR OTHER NOMINEE THE DEADLINE FOR DELIVERING YOUR INSTRUCTIONS TO THAT BROKER, DEALER, BANK OR OTHER NOMINEE.

1. Method of Subscription — Exercise of Subscription Rights.

Your Subscription Rights are evidenced by a non-transferable Subscription Rights Certificate, which will be a physical certificate issued through the facilities of the Subscription Agent. The Subscription Rights Certificates will be delivered to record holders.

If your Common Stock is registered in the name of a broker, dealer, bank or other nominee (the “nominee”), you will not receive a Subscription Rights Certificate. Instead, the Depository Trust Company (“DTC”) will issue Subscription Rights to the nominee record holder for the Common Stock that you own at the record date. If you are not contacted by your broker, dealer, bank or other nominee, you should contact your nominee as soon as possible.

The Subscription Rights may be exercised by record holders of Subscription Rights by completing and signing the Subscription Rights Certificate and delivering the completed and duly executed Subscription Rights Certificate, together with the full subscription payment for all the shares you wish to purchase with your Basic Subscription Rights and Over-Subscription Privilege, to the Subscription Agent, at the address set forth below. Completed Subscription Rights Certificates and related payments, including final clearance of any uncertified checks, must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date.

If you hold your shares of Common Stock in the name of a broker, dealer, bank or other nominee, and you wish to exercise your Subscription Rights, you should instruct your nominee to exercise your Subscription Rights, by delivering all documents and payment, on your behalf, prior to 5:00 p.m., Eastern Time, on the Expiration Date. This means that you should give such instructions to your nominee sufficiently in advance of the Expiration Date to enable your nominee to exercise your Subscription Rights on your behalf before the Expiration Date. The Company will ask your nominee to notify you of the Rights Offering. You should complete and return to your nominee the appropriate subscription documentation you receive from the nominee. Your Subscription Rights will not be considered exercised unless the Subscription Agent receives from your nominee all of the required documents and your full subscription payment prior to 5:00 p.m., Eastern Time, on the Expiration Date. Nominee holders of Subscription Rights will be required to certify to the Subscription Agent, before any Subscription Right may be exercised with respect to any particular beneficial owner, as to the aggregate number of shares subscribed for pursuant to the Subscription Right by the beneficial owner.

Nominees who hold shares of Common Stock for the account of others should notify the respective beneficial owners, as soon as possible, to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Subscription Rights. If the beneficial owner so instructs, the nominee should exercise the Subscription Rights on behalf of the beneficial owner and deliver all documents and payment prior to 5:00 p.m., Eastern Time, on the Expiration Date.

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Whether you are a record holder or hold through a nominee, the Company will not be obligated to honor your exercise of Subscription Rights if the Subscription Agent receives the documents, including payment, relating to your exercise from you or from your nominee, as applicable, after the Expiration Date, regardless of when you transmitted the documents.

The Company and the Subscription Agent will accept only properly completed and duly executed Subscription Rights Certificates actually received at the address below, prior to 5:00 p.m., Eastern Time, on the Expiration Date.

The Subscription Rights Certificate and payment must be delivered to the Subscription Agent.

If delivering by Registered Certified or Express Mail, or Courier Delivery:

Vstock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

DELIVERY TO AN ADDRESS OTHER THAN THAT PROVIDED ABOVE DOES NOT CONSTITUTE VALID DELIVERY AND, ACCORDINGLY, MAY BE REJECTED BY THE COMPANY. PLEASE DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

If you do not indicate the number of Subscription Rights being exercised, or do not send sufficient funds to purchase the number of shares requested, then the funds will be applied to the exercise of Subscription Rights only to the extent of the payment actually received by the Subscription Agent.

2. Payment Method.

Your payment must be made in U.S. dollars for the full number of shares you wish to acquire under the Subscription Rights by the following method:

i. personal check payable to “Vstock Transfer LLC, as subscription agent for FG Financial Group, Inc.” drawn upon a U.S. bank; or

ii. wire transfer to the account maintained by Vstock Transfer LLC, as subscription agent, for purposes of accepting subscriptions in the Rights Offering at CitiBank, N.A., ABA #021000089, Account #6872558279, with reference to the Subscription Rights holder’s name.

If you send a personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may require seven (7) or more business days. Payment received after the Expiration Date of the Rights Offering, including any uncertified checks that have not cleared by the Expiration Date, will not be honored, and. in such event, the Subscription Agent will return your payment to you, without interest, as soon as practicable.

3. Issuance of Common Stock.

As soon as practicable after the expiration of the Rights Offering, we expect to close on the subscriptions and for the Subscription Agent to arrange for the issuance of the Common Stock purchased in the Rights Offering. At closing, all prorating calculations and reductions contemplated by the terms of the Rights Offering will have been effected, and payment to us for the subscribed-for shares will have cleared. All shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these shares if you are a holder of record. If you hold your Common Stock in the name of a broker, dealer, bank or other nominee, DTC will credit your account with your nominee with the shares you purchase in the Rights Offering.

4. Sale or Transfer of Subscription Rights.

The Subscription Rights granted to you are non-transferable, and, therefore, you may not sell, transfer or assign your Subscription Rights to anyone.

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5. Commissions, Fees and Expenses

If you wish to exercise your Subscription Rights, the only cost to you will be the payment of the Subscription Price for shares. We will pay all fees charged by the Subscription Agent and information agent. The Company is not charging any fees or commissions in connection with the issuance of the Subscription Rights to you or the exercise of your Subscription Rights. If you hold your Common Stock through a nominee, you may be required to pay your nominee certain service or administration fees in connection with the exercise of your Subscription Rights. Please check with your nominee in such regard. The Company is not responsible for covering or reimbursing any such fees.

6. Execution.

(a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder, exactly as it appears on the face of the Subscription Rights Certificate, without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or fiduciary capacity must indicate their capacity when signing on behalf of the registered holder and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

7. Method of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the subscription payments to the Subscription Agent will be at the election and risk of the participating Subscription Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Eastern Time, on the Expiration Date. If you are a beneficial owner, you must act promptly to ensure that your nominee acts for you and that all required certificates and payments are actually received by the Subscription Agent prior to the Expiration Date of the Rights Offering. The Company is not responsible if your nominee fails to ensure that all required certificates and payments are actually received by the Subscription Agent prior to the Expiration Date of the Rights Offering.

8. No Revocation.

All exercises of Subscription Rights are irrevocable.

9. Special Provisions Relating to the Delivery of Subscription Rights Through DTC.

In the case of Subscription Rights that are held of record through DTC, exercises of Subscription Rights may be effected by instructing DTC to transfer the Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, and by delivering to the Subscription Agent, by no later than 5:00 p.m., Eastern Time, on the Expiration Date, the required certification as to the number of shares to be subscribed for under the Basic Subscription Rights and the Over-Subscription Privilege, if applicable, by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the aggregate Subscription Price for all shares subscribed for under the Basic Subscription Right and the Over-Subscription Privilege on behalf of all beneficial owners.

10. Determinations Regarding the Exercise of Your Subscription Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before 5:00 p.m., Eastern Time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and payment in full of the aggregate Subscription Price for all of the Common Stock for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.

FOR QUESTIONS REGARDING THE RIGHTS OFFERING, ASSISTANCE REGARDING THE METHOD OF EXERCISING RIGHTS OR FOR ADDITIONAL COPIES OF RELEVANT DOCUMENTS, PLEASE CONTACT ALLIANCE ADVISORS, LLC, TOLL-FREE: (855) 723-7819.

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